NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on February 22, 2007, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on February 9, 2007 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefor and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Equity Office Properties Trust and Blackhawk Acquisition Trust a wholly-owned subsidiary of Blackhawk Parent LLC which is affiliated with Blackstone Real Estate Partners V L.P. which is also affiliated with The Blackstone Group became effective on February 9, 2007. For each share of Series G Cumulative Redeemable Preferred Share of Beneficial Interest of Equity Office Properties Trust holders will be entitled to receive $25.00 per share in cash plus accrued dividends. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on February 12, 2007.